UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 21, 2019

Cardtronics plc
(Exact name of registrant as specified in its charter)

England and Wales	001-37820	98-1304627
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2050 West Sam Houston Parkway South, Suite 1300, Houston, Texas	77042
(Address of principal executive offices)	Zip Code

(832) 308-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Schedule 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nominal value $0.01 per share	CATM	NASDAQ Stock Market

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Retirement

On August 21, 2019, J. Timothy Arnoult informed the Board of Directors (the “Board”) of Cardtronics plc (the “Company”) of his intention to retire from the Board, effective as of November 1, 2019. Mr. Arnoult’s decision to retire was not the result of any dispute or disagreement with the Company and the Board thanks him for his eleven years of service to the Company. In connection with Mr. Arnoult’s departure from the Board, the Compensation Committee of the Board accelerated vesting of Restricted Stock Units previously granted to Mr. Arnoult on March 13, 2019, which were originally scheduled to vest on March 9, 2020 and will now vest immediately prior to his retirement.

Employment Agreement Amendment

On August 21, 2019, Cardtronics UK Limited, a subsidiary of the Company, entered into a revised employment agreement (the “Employment Agreement”) with Marc Terry, the Company’s Managing Director-International, to conform the terms of the separation payments to which Mr. Terry is entitled upon a termination of employment and the definition of “Change in Control” to the terms and definition applicable to the Company’s other executive officers (except to the extent that relevant English law and conditions otherwise require or apply). Capitalized terms used but not defined herein have such meanings as set forth in the Employment Agreement.

The Employment Agreement provides the following:

•If Mr. Terry’s employment is terminated due to death or long-term injury or illness, for cause, or Mr. Terry’s resignation without Good Reason, he will be entitled to receive unpaid base salary, accrued but unused vacation, unreimbursed expenses and all contractual benefits to which Mr. Terry is entitled as of his termination date (the "Basic Amount").

•If Mr. Terry’s employment is terminated due to death, long-term injury or illness or Mr. Terry’s voluntary resignation without Good Reason, he is also entitled to receive his unpaid annual bonus for the year prior to termination.

•If Mr. Terry’s employment is terminated due to death or long-term injury or illness, unless the applicable award agreement is more favorable, Mr. Terry will also be entitled to accelerated vesting of any one-time special equity awards, time-based equity awards that would have vested in the 12 months following termination, a pro-rata amount of performance-based equity awards at target if the termination occurs during the performance period and the full amount of earned performance-based equity awards if termination occurs following the performance period.

•If Mr. Terry’s employment is terminated due to his resignation for Good Reason or his employing company terminating the Employment Agreement (other than for cause or within 24 months of Change in Control), then in addition to the payment of the Basic Amount and any unpaid annual bonus for the previous year, Mr. Terry shall receive an annual bonus for the year in which the termination occurs determined at the Company's discretion but on the basis of a bona fide assessment of performance condition outturn and prorated to reflect time not served, and an amount equal to the sum of Mr. Terry’s base salary plus target annual bonus for the year in which termination occurs. Mr. Terry will also be entitled to, unless the applicable award agreement is more favorable, accelerated vesting of: any one-time special equity awards, time-based equity awards that would have vested in the 12 months following termination, and, if the termination date is after the first 12 months but before the end of the performance period, a pro-rated amount of performance-based equity awards based on the actual level of performance through the termination date or, if the termination date is after the end of the performance period, the full amount of the earned award.

•If Mr. Terry’s employment is terminated due to his resignation for Good Reason or by his employing company (other than for long-term injury or illness or cause), in either case, within 24 months following a Change in Control, Mr. Terry will be entitled to receive the Basic Amount, a pro-rated target bonus for the year in which the termination occurs and an amount equal to two-times Mr. Terry's base salary. Mr. Terry will also be entitled unless the applicable award agreement is more favorable, to accelerated vesting of one-time special equity awards and time-based equity awards and in respect of performance-based equity awards, for a termination during the performance period the equity awards are deemed earned at the greater of actual or target with any time-vesting conditions satisfied as of termination and, for a termination following the end of a performance period, any awards that would have vested following the termination shall fully vest as of the date of termination.

All separation payments or delivery of stock not required by law are subject to the execution by Mr. Terry of an irrevocable release of claims in favor of the Company and related parties and any payments or stock transfers will be reduced to the extent permitted by law by the amount of any statutory payments, notice payments, payments in lieu of notice or enhanced redundancy payments required to be made on or after termination.

The foregoing summary is qualified in its entirety by the full text of the Employment Agreement.

Item 9.01 Exhibits.

(d) Exhibits.

The Exhibit Index is incorporated by reference herein.

EXHIBIT INDEX

Exhibit	Description of the Exhibit
Number
10.1	Employment Agreement by and between Cardtronics UK Limited and Marc Terry, dated as of August 21, 2019.
101	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.
104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDTRONICS PLC

	By:	/s/ Paul A. Gullo
Paul A. Gullo
Chief Accounting Officer
August 26, 2019